EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of January 1, 2017 (the “Effective Date”), is by and between Heat Biologics, Inc., a corporation organized under the laws of the State of Delaware with offices located at 801 Capitola Drive, Durham, North Carolina 27514 (the “Corporation”), and Jeff T. Hutchins, Ph.D., an individual residing at 15823 S. 4210 Road, Claremore, Oklahoma 74017 (the “Executive”).

1.

EMPLOYMENT; DUTIES

(a)

The Corporation hereby engages and employs Executive as the Chief Scientific Officer and Senior Vice President of Pre-Clinical Development of the Corporation, and Executive hereby accepts such engagement and employment for the Term (as defined in Section 2).  Executive will report directly to the Chief Executive Officer of the Corporation, and Executive shall have such duties, authorities and responsibilities as assigned to him by the Chief Executive Officer or the Board of Directors commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b)

Executive shall devote substantially all of his professional time under this Agreement to attending to the business of the Corporation at the Corporation’s principal place of business; provided, however, that Executive may spend up to (3) days (or ½ day fractions thereof) per month working remotely.  Executive’s employment under this Agreement shall be Executive’s exclusive employment during the term of this Agreement. During the Term, Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of the Corporation or any of its subsidiaries, or requires any significant portion of Executive’s professional time.

2.

TERM

The term of this Agreement, and of Executive’s employment under it, shall commence on the Effective Date and terminate on the earlier of: (i) four (4) years from the Effective Date of this Agreement or (ii) termination under Section 8 of this Agreement (the “Term”).

3.

COMPENSATION

(a)

As compensation for the performance of his duties on behalf of the Corporation hereunder, Executive shall receive the following:

(i)

Executive shall receive an annual base salary of Three Hundred Five Thousand Dollars ($305,000) for the Term (“Base Salary”), payable in semi-monthly installments.

(ii)

Executive shall receive a sign-on bonus of Sixty-Six Thousand Dollars ($66,000) to be included in Executive’s first pay check, subject to deduction for taxes.  In addition, the Corporation shall pay up to two months’ rent on Executive’s existing lease for termination charges that Executive incurs as well as Executive’s reasonable moving expenses which shall be limited to expenses to move a one (1) bedroom apartment and to transport Executive’s car to North Carolina.  Executive agrees that if Executive leaves the employ of the Corporation prior to the two-year anniversary of the Start Date, Executive shall repay to the Corporation, a pro-rated portion of the rental termination payments and moving expenses paid by the Corporation.

(iii)

Executive shall be eligible for an annual performance bonus of up to twenty five percent (25%) of the Base Salary, which bonus shall be payable in cash and/or equity (“Annual Bonus”).  Any Annual Bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation, to be determined and payable at the completion or each calendar year.

(b)

The Corporation shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in the course of performing his duties, including all reasonable travel, lodging and entertainment expenses, upon receipt by the Corporation.

(c)

The Corporation shall grant to Executive an incentive option to purchase an aggregate of Two Hundred Thousand (200,000) shares of the Corporation’s publicly traded common stock (the “Option”) pursuant to the Corporation’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”) with an exercise price per share equal to the fair market value of the Corporation’s common stock on the date of later of the date that the Executive commences employment (the “Start Date”) or the date that the Corporation’s Board of Directors approves the grant (which date shall be no more than 14 days after the Start Date), vesting monthly on a pro rata basis over a four (4) year period; provided, however that if a Change of Control (as defined in the Plan) should occur within the first twelve months of employment, the options shall fully vest upon the occurrence of the Change of Control.  Any vested portion of the Option will remain exercisable for a period of ten (10) years from the grant date, unless such exercise rights are terminated earlier per the Plan. Other terms of the Option, including the period to exercise vested options following termination of employment with the Corporation, shall be according to the Plan and the Corporation’s stock option agreement.

(d)

In addition to standard national holidays in accordance with the Corporation’s policies, commencing six months after Executive’s Start Date, Executive shall be entitled annually to four (4) weeks paid time off (“PTO”), which may be used for vacation, personal time or for illness.  Vacation days may not be carried over year-to-year.  After one full year of employment, the Corporation will consider adding a fifth week of paid vacation, such determination to be based upon Executive’s annual performance review. Executive shall be entitled to an unpaid vacation from January 13, 2017 until January 27, 2017.

(e)

The Corporation shall pay seventy-five percent (75%) of the cost of medical insurance for coverage for Executive and his family pursuant to the Corporation’s healthcare insurance policy plan.  Executive shall also be offered any other benefits (including dental, vision, life and disability insurance and 401K matching finds) provided to the Corporation’s senior management for which Executive is eligible under the Corporation’s policies and the terms of the applicable benefit plan documents, rules or other terms of the particular benefit.

4.

REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive hereby represents and warrants as of the Effective Date to the Corporation that:

(a)

Neither the execution and delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior or current employment agreement, contract, or other instrument to which Executive is a party or by which is bound.

(b)

Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

5.

CONFIDENTIAL INFORMATION

(a)

Except in performing his duties within the scope of his employment with the Corporation or except with the prior written authorization by the Corporation, Executive agrees that, during the Term or at any time thereafter, Executive will not disclose or make accessible to any person, the Corporation's non-public research, the Corporation’s products, products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation, of any of its affiliates, of any of their clients, or of any other party to whom the Corporation owes an obligation of confidentiality (collectively, “Corporation Confidential Information.”)  Executive agrees: (i) not to use any Corporation Confidential Information for Executive or others; and (ii) not to take any Corporation Confidential Information or reproductions thereof from the Corporation’s facilities at any time during Executive’s employment by the Corporation other than to perform Executive’s duties hereunder.  Executive agrees immediately to return all Corporation Confidential Information and reproductions thereof in Executive’s possession to the Corporation upon request and in any event upon termination of employment.  This Section 5 shall survive the termination of this Agreement. The foregoing notwithstanding, the parties acknowledge and agree that the confidential and proprietary information of the Corporation and/or its clients shall not include the following:  (a) information already in the public domain or hereafter disclosed to the public through no fault of the Executive; including but not limited to knowledge of (i) the business of other companies in the field; (ii) general business methods and structures useful in operating biotechnology companies; (iii) the status of patents and other technology in the field other than those of the Corporation; (b) general knowledge about the biotechnology field obtained through the Executive’s professional and academic experience; or (c) specific ideas and projections of the biotechnology field's evolution that are not specific to the technology of the Corporation and are not the property of the Corporation.

(b)

Except with the prior written authorization by the Corporation, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after Executive’s employment with the Corporation.

(c)

In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that Executive’s breaches the covenants in this Section 5, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(d)

Executive recognizes that in the course of Executive’s duties hereunder, Executive may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)

Buy or sell any shares of stock, options, bonds, notes, warrants or other security of the Corporation while in possession of relevant material, non-public information received from the Corporation or others; and

(ii)

Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.

INVENTIONS DISCOVERED BY EXECUTIVE

(a)

All Developments (as defined below), whether or not reduced to writing, which the Executive may originate, make or conceive during the term of this Agreement (or, if based on any of the Corporation Confidential Information, within one (1) year after the expiration or termination of the Term) are and shall become the sole and absolute property of the Corporation. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes), conceived or first reduced to practice by Executive either alone or jointly with others, (i) related to Executive’s work on behalf of the Corporation, whether or not during normal working hours; (ii) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Executive was or is involved; or (iii) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises.  Executive agrees to disclose promptly to the Corporation (or any persons designated by it) each such Development.  Executive hereby assigns and agrees to assign to the Corporation all of Executive’s right, title and interest in and to any such Developments that Executive may have or may acquire in the Developments and all benefits and /or rights resulting therefrom to the Corporation and its assigns without further compensation and hereby agrees to communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Corporation.

(b)

The Executive agrees that, during the Term of this Agreement and at any time thereafter, at the request and cost of the Corporation, to promptly sign, execute, make and do all such deeds, documents, acts and things as the Corporation and its duly authorized officers may reasonably require and as follows:

(i)

to apply for, obtain, register and vest in the name of the Corporation alone (unless the Corporation otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when obtained or vested to renew and restore the same;

(ii)

to defend any judicial, opposition or other proceedings in respect of such application for revocation of any such patent, copyright, trademark or other analogous protection; and

(iii)

if the Corporation is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection with the same legal force and effect as if executed by Executive.

(d)

Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Corporation and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Development is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Executive hereby irrevocably designates counsel to the Corporation as Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section.

(e)

This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

7.

NON-COMPETE; NON-SOLICITATION

(a)

NON-COMPETE.  For a period commencing on the Effective Date and ending one (1) year after the date Executive ceases to be employed by the Corporation (the “Non-Competition Period”), Executive shall not:

(i)

accept any employment or consulting arrangement with responsibilities that include developing, marketing or selling any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy;

(ii)

own any equity of an entity that is developing, marketing or selling a biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy; provided that Executive shall not be prohibited from being a passive owner of not more than five percent (5%) of the equity securities of an entity described in this clause (ii) that is publicly traded and for which he is in compliance with clauses (i) and (iii); or

(iii)

permit Executive’s name to be used by, act as consultant or advisor to, render material services for, or otherwise assist in any manner any person or entity, in each case with regard to the development, marketing or selling of any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy.

(b)

NON-SOLICITATION.  During the Non-Competition Period, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation; or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(c)

SCOPE.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d)

SURVIVAL OF COVENANTS.  The covenants made in this Section 7 shall survive the termination of this Agreement for the Non-Competition Period, as defined in subsection (a).

8.

TERMINATION

Subject to Section 2 above, Executive’s employment hereunder shall begin on the Effective Date and continue for the Term unless terminated upon the first to occur of the following events:

(a)

Executive’s death.

(b)

Executive’s “Disability”, meaning Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing his duties with the Corporation for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Corporation intends to terminate the employment of Executive by reason of Disability, the Corporation shall give Executive no less than thirty (30) days’ prior written notice of the Corporation’s intention to terminate Executive’s employment. Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Corporation, to submit to a physical examination in the state of the Corporation’s executive offices by a licensed physician selected by mutual agreement between the Corporation and the Executive, the cost of such examination to be paid by the Corporation.  The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Executive refuses to submit to appropriate examinations by such physician at the request of the Corporation, the determination of the Executive’s Disability by the Corporation in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)

Termination by the Corporation for Just Cause; “Just Cause”, meaning the Executive’s:

(i)

acts of embezzlement or misappropriation of funds; or fraud;

(ii)

conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii)

willful unauthorized disclosure of Corporation Confidential Information;

(iv)

material violation of any provision of the Agreement, which is not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation;

(v)

being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Executive’s duties under this Agreement and that the performance of his duties hereunder is affected;

(vi)

engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or

(vii)

willful failure to perform his assigned tasks, where such failure is attributable to the fault of Executive, gross insubordination, or dereliction of fiduciary obligations which are not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation.

In the event that the Corporation intends to terminate the employment of Executive by reason of Just Cause, the Corporation shall give Executive written notice of the Corporation’s intention to terminate Executive’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(d)

Termination by the Corporation Without Just Cause; “Without Just Cause”, meaning written notice by the Corporation to Executive of termination other than for Just Cause or other than due to Executive’s death or Disability.

(e)

Termination by Executive for Good Reason; “Good Reason”, meaning a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive.

In the event that Executive intends to terminate his employment for Good Reason, Executive shall give the Corporation written notice of Executive’s intention to terminate Executive’s employment, and such termination shall be effective upon the expiration date of the applicable cure period unless the breach is cured prior to such expiration date.  Executive must notify the Corporation of the existence of the condition of Good Reason within ninety (90) days of the initial event constituting the condition of Good Reason.

(f)

Termination by Executive Without Good Reason; “Without Good Reason”, meaning written notice by Executive to the Corporation of termination other than for Good Reason.

In the event that Executive intends to terminate Executive’s employment Without Good Reason, Executive shall give the Corporation written notice of his intention to terminate Executive’s employment at least thirty (30) days prior to such termination.

(g)

If Executive’s employment hereunder is terminated for any reason under this Section 8, Executive or his estate, as the case may be, will be entitled to receive the accrued Base Salary, vacation pay, expense reimbursement to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”).  If Executive’s employment is terminated by the Corporation Without Just Cause then in addition to paying Accrued Obligations, the Corporation shall pay to the Executive as severance an amount equal to six (6) months of his then current Base Salary and the vesting on all outstanding unvested options issued to Executive shall accelerate so that the options become fully vested; provided that Executive first executes and does not revoke a release in form acceptable to the Corporation releasing the Corporation from all claims arising for Executive’s employment and such release becomes effective no later than sixty (60) days of such termination.  In addition, if Executive’s employment is terminated within one year of a Change of Control, the Corporation shall pay to the Executive as severance an amount equal to nine (9) months of his then current Base Salary provided that Executive first executes and does not revoke a release in form acceptable to the Corporation releasing the Corporation from all claims arising for Executive’s employment and such release becomes effective no later than sixty (60) days of such termination.  The severance shall be paid to the Executive in substantially equal monthly payments on the same payroll schedule that was applicable to Executive immediately prior to his separation from service commencing on the first such payroll date on or following the date the required release of claims becomes effective.

9.

NO DISPARAGEMENT

Executive agrees that during the course of his employment or at any time thereafter, he and his agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Corporation, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, Executives, parties, attorneys and other professionals, successors and assigns (collectively, the “The Corporation Related Parties”); and (ii) referring to or in any way commenting on the Corporation and/or any of the other The Corporation Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Corporation and/or any of the Corporation Related Parties.

10.

NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered personally; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to the Corporation at the address set forth above and to the Executive at the offices of the Corporation with a copy sent to the Executive’s home address set forth in the Corporation’s records, or to such other address as such party shall give by notice hereunder to the other party; or (iv) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal.

11.

SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the parties’ intent and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.

ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein other than the Offer Letter dated December 5, 2016 (the “Offer Letter”). If there shall be any conflict between the term of the Offer Letter and this Agreement, the terms of this Agreement shall control. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.

BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations hereunder may not be transferred or assigned by Executive.  This Agreement cannot be assigned by Corporation without the written consent of Executive except that this Agreement may be assigned to an affiliated entity of the Corporation.

14.

NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.

GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina of the United States of America without regard to principles of conflict of laws.  No dispute between the parties shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association ("AAA") or, if Heat and Executive agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either the Corporation or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial. The arbitration shall be initiated in Durham County, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.  The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

16.

HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

17.

SECTION 409A OF THE INTERNAL REVENUE CODE

The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Corporation shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Corporation of the applicable provision shall be maintained, and the Corporation shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Corporation. The Corporation shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Corporation shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(a)

Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(b)

Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(c)

Delayed Distribution to Key Employees.  If the Corporation determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Corporation terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”).  In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount on the first business day following the end of the 409A Delay Period.  For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.  If Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Jeff T. Hutchins, Ph.D.
Jeff T. Hutchins, Ph.D.